Exhibit 10.54

                  COPYRIGHT ASSIGNMENT AND CONSULTING AGREEMENT

         THIS AGREEMENT is effective as of the 12th day of April, 1993 by and between WALTER REID, maintaining an office at 4291 Parish Trace, Marietta, GA 30066 (hereinafter referred to as "Reid") and EXACTECH, INC. having an office at 4613 N.W. 6th Street, Suite D, Gainesville, Florida 32609 (hereinafter referred to as the "Company").

         WHEREAS, the Company wishes to obtain the copyrights and ownership of the Clinical Software Package (the "Software") and the ownership of any forms, technique and knowhow related to the Patient Typing System (the "Typing System") and desires to engage the services of Reid to obtain assistance in the refinement of the Software and the development and implementation of a marketing plan for the Software and the Typing System; and,

         WHEREAS, Reid is the owner of the copyrights embodied in the Software and the owner of other forms, techniques and knowhow associated with the use of the Typing System and wishes to assist the Company in the refinement of the Software and the development and implementation of a marketing plan for the Software and the Typing System and is free of any obligation which would prevent him from entering into this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between the parties as follows:


                                    ARTICLE I

                                   DEFINITIONS

         The following terms as used in this Agreement shall have the meaning set forth in this Article I.

         1.1 The Software shall mean the software package known as the Clinical Software Package including all software code, and all algorithms contained in the software, including all derivatives and enhancements thereto during the term hereof.

         1.2 The Typing System shall mean the Software system and any other knowhow, including, but not limited to, forms, techniques and systems involved in using the Software system.

         1.3 Net Sales shall mean the gross sales of the Software by the Company, less discounts allowed on a uniform basis in a manner consistent with other products sold by the Company, less credits for returns and allowances, prepaid freight, and less taxes and other governmental charges added to the face of the invoices therefore and paid by the Company.


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         1.4 Confidential Information shall mean technical data and information, knowhow, patentable and unpatentable inventions, and trade secrets and confidential information relating to the businesses of the Company and Reid.


                                   ARTICLE II

                                    SERVICES

         2.1 Reid agrees to provide for the Company reasonable consulting services on a part-time basis from time to time to refine the Software and develop and implement a marketing plan for same.

         2.2 Reid shall spend up to eleven (11) days per calendar year for purposes of delivering lectures and training regarding the Software beginning on May 12, 1993.


                                   ARTICLE III

                                      GRANT

         3.1 Reid hereby transfers and assigns to the Company all copyrights embodied in the Software and all rights to the Typing System including forms, techniques and systems involved in using the Software including any refinements and developments made by Reid in the course of his consulting work for the Company. Reid agrees to execute any and all documents necessary to effect this transfer and assignment.


                                   ARTICLE IV

                                    PAYMENTS

         4.1 In consideration for the transfer and assignment of the copyrights and the performance of the Services, the Company agrees to pay Reid as follows:

                  (a) A sum of $60,000 payable on the basis of $30,000 at closing with the remaining balance of $30,000 to be payable in three equal installments on October 1, 1993, January 1, 1994 and April 1, 1994. Reid may change the payment schedule in the event a third-party total joint manufacturer with which Reid has a contractual relationship for the sale of its products terminates such relationship with Reid prior to January 1, 1994. In the event of such a termination, Reid shall have the option exercisable in his sole discretion by written notice to change the payment schedule. Under the new payment schedule, the

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Company shall pay the balance due in $5,000 installments on the 5th day of each month after receipt of Notice from Reid, until paid in full.

                  (b) A royalty payment of seven (7) percent of the Company's Net Sales of Software for a term of seven (7) years from the initial sale of product but in no event less than (i) $35 per licensed user for physicians and fellows, or (ii) $100 per licensed user for hospitals. After the seven (7) year period expires no further payments will be made to Reid.

                  (c) The Company shall deliver to Reid at the closing of the acquisition of the Software, warrants granting the right to purchase 1,250 shares of the Company's common stock, in the event of an Initial Public Offering ("IPO") at the IPO price for three (3) years from the date of the IPO. The warrants shall be split in the same proportion as any stock split declared by the Company prior to exercise of the warrants.

         4.2 The royalty payments payable hereunder shall be paid not later than thirty (30) days after the end of each calendar quarter for Net Sales by the Company in the United States during such previously ended calendar quarter and not later than sixty (60) days after the end of the calendar quarter for Net Sales by the Company outside the United States. The Company shall furnish to Reid, with each payment, a statement specifying the number of Software systems sold during such calendar quarter and the aggregated Net Sales.

         4.3 The Company agrees to keep proper and complete records of its sale and distribution of the Software and to permit the duly authorized representative of Reid to inspect such records at reasonable intervals during the regular business hours of the Company. This right to inspect can be exercised once during any calendar year for the sales made during the calendar year in which the inspection takes place or for the previous calendar year.

         4.4 Reid agrees not to engage in consulting activities for the purpose of creating or marketing similar Software or Typing Systems for another company for the life of the Agreement.

         4.5 The Company will reimburse Reid for reasonable travel and living expenses incurred in attending meetings and performing the Services requested by the Company.

         4.6 Nothing in this agreement shall impose upon the Company the obligation to maximize sales of the Software. Nothing herein shall in any way limit the Company's exclusive right to determine, in its sole discretion, the timing or manner of marketing the Software, the manner of manufacturing the Software or the manner of advertising the Software so long as such marketing, manufacturing, or advertising is in compliance with applicable laws and regulations.

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                                    ARTICLE V

                                      TERM

         5.1 This Agreement shall continue for a period of seven (7) years from the effective date thereof. After the said period expires no further royalty payments shall be made to Reid and the Company may continue indefinitely to make, have made, use and sell the Software as the owner of the Software.

         5.2 Notwithstanding the foregoing comment the Company shall have the right at any time during this Agreement, upon ninety (go) days written notice, to terminate its manufacture, sales, and distribution of the Software covered by this Agreement.


                                   ARTICLE VI

                                    WARRANTY

         6.1 Reid hereby warrants that he has the right to enter into this Agreement and has right and title to the Software and Typing System and has not made nor will, during the term of this Agreement, make, without the written consent of the Company any agreement with others dealing with the Software in conflict with the rights granted hereby or take any action which would interfere with the rights granted to the Company herein.

         6.2 Any obligation of Reid to make any payment to a third party based on this Agreement or a preexisting agreement will be undertaken by Reid and the Company's obligation will be limited to the payments set forth herein.


                                   ARTICLE VII

                                 CONFIDENTIALITY

         7.1 For a ten (10) year period from the date of disclosure of Confidential Information, each party shall maintain in confidence and shall not disclose to any third party any such Confidential Information received pursuant to this Agreement, without the prior written consent of the disclosing party. The foregoing obligation shall not apply to:

                  (a) information that is known to the receiving party or independently developed by the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records.

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                  (b) information disclosed to the receiving party by a third party that has a right to make such disclosure.

                  (c) information that becomes published or otherwise part of the public domain as a result of acts by the disclosing party or a third person obtaining such information as a matter of right; or

                  (d) information that is required to be disclosed by order of the U.S. Food and Drug Administration or similar authority or a court of competent jurisdiction; provided that the parties shall use their best efforts to obtain confidential treatment of such information by the agency or court.

         7.2 Each party will take all reasonable steps to protect the Confidential Information of the other party with the same degree of care such party uses to protect its own confidential or proprietary information. Without limiting the foregoing, each party shall ensure that all of its employees having access to the Confidential Information of the other party are obligated to abide by such party's obligations hereunder.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 No waiver, amendment, or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power or remedy. No waiver of any term, condition, or breach of this Agreement shall be construed as a waiver of any other term, condition, or breach.

         8.2 This Agreement is intended to benefit and is binding on (1) the successors and assigns of the Company, and (2) the heirs and legal successors of Reid.

         8.3 The validity, construction, and performance of this Agreement is governed by the laws of the State of Florida.



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                                   ARTICLE IX

                                     NOTICE

         9.1 All notices shall be sent by first class mail addressed as follows:

                  To Walter Reid:                  4291 Parish Trace
                                                   Marietta, GA 30066

                  To the Company:                  Exactech, Inc.
                                                   4613 N.W. 6th Street, Suite D
                                                   Gainesville, Florida, 32609

         9.2 Either party may at any time designate a change of address by giving written notice to the other party.

         IN WITNESS WHEREOF the parties that cause these instruments to be duly executed as of the day and year first above written.

                                                      EXACTECH, INC.


                                                      By: /s/ Timothy J. Seese
                                                         ---------------------
                                                      Title:  President



                                                        /s/ Walter Reid
                                                        ----------------------
                                                           WALTER REID

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